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                                                                    EXHIBIT 11.1

                           WORKFLOW MANAGEMENT, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)


                                                     Three Months Ended
                                                     ------------------
                                                     July 31,  July 24,
                                                       2000      1999
                                                     --------  --------

Basic earnings per share:

 Net income                                          $  1,518  $  3,437
                                                     ========  ========

 Weighted average number of
   common shares outstanding                           12,891    12,603
                                                     ========  ========

 Basic earnings per share                            $   0.12  $   0.27
                                                     ========  ========

Diluted earnings per share:

 Net income                                          $  1,518  $  3,437
                                                     ========  ========

 Weighted average number of:
   Common shares outstanding                           12,891    12,603
   Effect of dilutive employee stock options*             673       859
                                                     --------  --------
     Total                                             13,564    13,462
                                                     ========  ========

 Diluted earnings per share                          $   0.11  $   0.26
                                                     ========  ========


* The Company had additional employee stock options outstanding during the periods presented that were not included in the computation of diluted earnings per share because they were anti-dilutive. Options to purchase 1,236 and 231 shares of common stock were anti-dilutive and outstanding during the three months ended July 31, 2000 and July 24, 1999, respectively.

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